UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 6, 2008 (November 6, 2008)
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99

Item 2.02. Results of Operations and Financial Condition.
National City Corporation filed its Form 10-Q for the three months ended September 30, 2008, and the financial results contained in the filing have been revised from the amounts reported at the time of the company’s earnings release on October 21. On October 24, 2008, the company executed a definitive agreement to be acquired by PNC Financial Services Group, Inc. The value of the total consideration as of the announcement date was less than the company’s book value and approximately equal to its market capitalization at that time. This event prompted the company to test goodwill for impairment in light of the stated transaction price. As a result of that test, the company determined that a write-off of $1.34 billion of goodwill, all associated with the Corporate Banking business line, was appropriate as of September 30. Reflecting this non-cash charge, the third quarter net loss is now $2.1 billion, versus $729 million previously reported, and net loss per share is $7.40, versus $5.86 previously reported. Stockholders’ Equity is revised to $15.8 billion, versus $17.2 billion previously reported. There is no effect on tangible equity, cash flow, or regulatory capital. Reference is made to the news release attached hereto as exhibit 99 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits: Exhibit 99 — News Release

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation (Registrant)

Dated: November 6, 2008	By	/s/ Carlton E. Langer Carlton E. Langer, Vice President and
Assistant Secretary

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